                                                                    EXHIBIT 99.1

                                           Contact:               Candace Berman
                                                               Concerto Software
                                                                  (305) 639-2267
                                                            cberman@concerto.com

             Concerto Software Announces Second Quarter 2002 Results

             Pro Forma EPS, Operational Results Exceed Expectations;
       Record ContactPro(TM) and Ensemble(TM) Sales Drive Early Return to
                             Operating Profitability

WESTFORD, Mass., July 23, 2002 -- Concerto Software(TM) (NASDAQ: CRTO), a proven provider of customer interaction management (CIM) solutions, today announced financial results for the second quarter, which ended June 30, 2002. The company's strong financial performance in the second quarter was driven by unprecedented demand for two of Concerto Software's flagship products, ContactPro and Ensemble, and a sustained focus on sound fiscal management.

Concerto Software sequentially increased total revenue by 6% to $24.7 million for the second quarter of 2002, compared to $23.3 million for the first quarter of 2002 and $25.8 million for the same period in 2001. Pro forma net income for the second quarter of 2002, which excludes $441,000 of amortization expense associated with purchased intangible assets, was $576,000 or pro forma diluted earnings per share of $0.05. This significantly exceeded management's previous estimate of pro forma diluted earnings per share for the second quarter of $0.01
- $0.03. Net income for the second quarter of 2002 on a GAAP basis, which includes the amortization expense associated with the purchased intangible assets, was $245,000 or $0.02 per diluted share, compared to a net loss of $4.1 million or $0.33 per diluted share in the first quarter of 2002 and net income of $610,000 or $0.05 per diluted share for the same period in 2001. The company's first quarter results included a non-recurring $5.1 million charge associated with the acquisition of CELLIT. Also during the second quarter of 2002, the company generated profits from operations on a pro forma basis of $585,000 and on a GAAP basis, of $144,000, reaching profitability from operations one quarter ahead of management's original expectations.

During the second quarter of 2002, Concerto Software sequentially grew product revenue by 9% to $11.5 million, compared to $10.6 million in the first quarter and $12.4 million for the same period in 2001. Concerto Software achieved record sales this quarter for two of its product lines - ContactPro and Ensemble. ContactPro product and services revenue for the second quarter totaled $4.3 million, compared to $1.1 million in the first quarter. New ContactPro customers included All American Management Systems Group and Comtec Teleservices, Inc., a provider of state-of-the-art voice and data communications products. In addition, Concerto Software achieved another record amount of Ensemble business this quarter, with product revenue totaling approximately $2.6 million, compared to $2.5 million in the first quarter of 2002. New Ensemble customers included Daksh eServices Pvt. LTD., a leading eCRM co-sourcing company in India, and Network Solutions, one of the top ten network integration firms, also in India.

"Concerto's strong financial performance this quarter, despite an ongoing difficult economic environment, is another measurable proof point that the company continues to meet the ambitious goals we set forth at the beginning of the year," said James Foy, CEO of Concerto Software. "Growing demand for our expanded product line, evidenced by our quarterly sequential product revenue growth and record ContactPro and Ensemble sales, has enabled us to exceed expectations for a second consecutive quarter and return to operating profitability one quarter ahead of schedule."

In light of the continuing difficult economic environment, especially in North America, combined with the historical slowness of the third quarter in European markets due to the summer months, Concerto Software expects to achieve total revenues of at least $25.0 million in the third quarter of 2002 and pro forma earnings per share of $0.06 - $0.07. The company also expects total revenues and earnings per share to continue to increase sequentially through the remainder of 2002, with modest improvement in total pro forma earnings per share for the full year as compared to 2001.

At the end of the second quarter, cash and short-term investments totaled $41.0 million, a decrease of approximately $5.2 million from the previous quarter. The decrease in cash and short-term investments was primarily the result of the company continuing to repurchase shares of stock under its stock repurchase

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                Concerto Software Announces Second Quarter 2002 Results / Page 2

program. During the second quarter, 451,600 shares of the company's common stock were repurchased, resulting in cash utilization of approximately $3.9 million. Days sales outstanding (DSO) were consistent from the first quarter to the second, at 61 days, remaining well below the industry average and in line with management's expectations.

Second Quarter Business Highlights

Concerto Software Completes 154 Transactions, Maintains Strong International Momentum

During the second quarter, Concerto Software completed 154 total transactions, including adding a significant number of new name accounts. In the Americas, new customers in the second quarter included All American Management Systems Group, Baxter Healthcare through channel partner SBC, The Bon Ton Department Stores, Inc., Centurytel Service Group, LLC, Comtec Teleservices, Inc., Hamilton TeleCommunications, Remote Response Corp. and Schindler Elevator Corporation. Follow-on orders from existing Americas customers included American Healthways, Inc., AT&T Corp., Blue Shield of California, Greenpoint Credit, InPhonic, Inc., Option One Mortgage, Thomson Financial and Wells Fargo Financial Information Services.

Concerto Software continued to enhance its leadership position in the Asia-Pacific (APAC) region throughout the second quarter. New accounts included Infowavz Intl Private Ltd, Goldstone Teleservices and Netwiser through channel partner Bay Talkitec (P) LTD; First Card Payment Services through channel partner UECI (Universal Electronics and Computers Inc.); M/s Sara Tele Systems P Ltd through channel partner Ramco Systems Limited; Australian Cable & Telephony through channel partner NetStar Australia Pty Lmt; AOBA through channel partner Tomen Telecom Corporation in Japan; and Daksh eServices Pvt. LTD., operator of the largest contact center in India. Daksh recently implemented Ensemble and LYRICall(TM), integrating inbound and outbound voice, email and Web functionality to support Fortune 500 clients including Amazon, Sprint and Yahoo!.

The company also realized significant growth in Europe, the Middle East and Africa (EMEA) this quarter, with new customers in the region including Data Locator, Ltd., Icordia Solutions and Insurance Advisory Services plc in the United Kingdom; BuW in Germany through channel partner TietoEnator GmbH; Eskom and Vodacom though channel partner Multi-Connect (Pty) Lmt, and Sage Life through channel partner ATIO Corporation (PTY) LTD., in South Africa.

Concerto Software Expands Partnerships

During the second quarter, Concerto Software continued to expand its partner relationships around the world. Working together to address the mid-sized contact center market, Concerto Software and Siebel recently completed phase two of a 15-city joint seminar series designed to educate companies on the value of implementing unified CIM/CRM solutions. Concerto Software also entered into new agreements with Southeastern Telecom, Inc. and NETCO Communications, Inc. under which the companies will distribute ContactPro.

In addition, Concerto Software grew its strategic partnerships throughout APAC this quarter, signing new agreements with NetStar Australia Pty Lmt, and Intranet Business Systems, Inc. and Trends & Technologies, Inc. in the Philippines, under which the companies will distribute and implement Concerto Software solutions. Plans are in place for additional expansion into Thailand, Sri Lanka and Japan via new and existing partner relationships.

In EMEA this quarter, Concerto Software entered into a new partnership with NTI in Italy and participated in lead-generation events with Datapoint Iberica, S.A. and Multi-Connect (Pty) Lmt, both existing channel partners whose relationships continue to expand and yield new business opportunities in the region.

"Concerto regards strategic partners as an extension of our own sales force and as a critical component for success," said Foy. "We take great care to align ourselves with leading companies that deliver our solutions along with the expertise and value customers demand."

Product News

In June, Concerto Software released the latest version of LYRICall(TM), its browser-based desktop automation solution. LYRICall 3.0, now fully integrated with Concerto Software's unified CIM solution, ContactPro, demonstrates continued execution of Concerto Software's aggressive strategy to converge the product lines

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                Concerto Software Announces Second Quarter 2002 Results / Page 3

brought together by the merger of Davox and CELLIT. LYRICall is now fully integrated with all of Concerto Software's CIM solutions, including Unison(R) and Ensemble(TM).

During the quarter, Concerto Software also released Ensemble 3.1, which is designed to improve contact center efficiency for corporations running multiple Ensemble systems in multiple sites across the enterprise.

In addition, Concerto Software shipped the latest release of its Voice over Internet Protocol (VoIP) technology in ContactPro Version 4.2. VoIP enables companies to operate multiple contact centers and support remote agents from a single centralized location, as well as standardize all voice and data requirements on a single network.

"Concerto recognizes that leading-edge products, financial stability and long-standing contact center expertise have an enormous impact on the technology purchase decisions being made by executives today," Foy added. "We strive to ensure that we deliver value to our customers around the world - before, during and after the transaction is complete."

Webcast

Concerto Software will host a conference call and Webcast today, July 23, 2002, at 5:00 p.m. EDT to discuss its second quarter 2002 financial and operating results and its business and financial outlook for the third quarter and remainder of fiscal 2002. To participate in the conference call, RSVP to 978-952-0294 before 4:30 p.m. EDT on July 23. This call is being Webcasted by CCBN and can be accessed through Concerto Software's Web site at www.concerto.com. The Webcast will also be distributed over CCBN's Investor

Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center (www.companyboardroom.com) or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel, Fidelity Investments(R) (www.fidelity.com) and others. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available from July 23, 2002 at 8:00 p.m. EDT until July 30, 2002 at 12 midnight EDT. To access the replay, dial 800-642-1687 (from within the U.S. or Canada) or 706-645-9291 (from outside the U.S. or Canada) and enter the passcode 4891137, or log on to the Concerto Software Web site at www.concerto.com.

About Concerto Software(TM)

Concerto Software provides contact center solutions that help companies more effectively manage customer interactions via voice, fax, email and the Web. More than 1,100 companies worldwide - including banks, service bureaus, telecommunications firms, utilities and retailers - use Concerto solutions to deliver superior customer service, and to successfully acquire, retain and grow valuable customer relationships. Concerto Software is headquartered in Westford, Massachusetts, with operations across North America, Europe and Asia. For more information, visit www.concerto.com.

Note: Concerto Software, ContactPro, Ensemble and LYRICall are trademarks and Davox, CELLIT and Unison are registered trademarks of Concerto Software, Inc., formerly known as Davox Corporation. All other trademarks are the property of their respective owners.

In addition to historical information contained herein, this press release contains forward-looking statements concerning future expected financial, operating results, and product and marketing strategies. Forward-looking statements in this release include, but are not limited to, estimates of future business prospects or financial results and statements containing the words "believe," "estimate," "project," "expect" or similar expressions. Concerto Software's future actual results could differ materially from the forward-looking statements discussed or implied herein because of risks or uncertainties including, but not limited to, the difficulty of converging products, the difficulty in the development, marketing or selling of the company's solutions, risks associated with competition and competitive pricing pressures, technological change, new product introduction and market acceptance, stock price volatility, the ability of Concerto Software to attract and retain key personnel, weakness in IT spending, weakness in the contact center market, general economic conditions in the United States and worldwide markets served by Concerto Software, acts of terrorism, regulatory changes, including restrictions placed on predictive dialing, telemarketing and web technologies and those other factors discussed from time to time in Concerto Software's public reports filed with the Securities and Exchange Commission, such as those discussed under "Certain Factors That May Affect Future Results" in Concerto Software's quarterly reports on Form 10-Q and annual report on Form 10-K. All forward-looking statements and reasons why results might differ included in this release are made as of the date hereof, and Concerto Software assumes no obligation to update any such forward-looking statements or reasons why results might differ.

                                       ###

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                Concerto Software Announces Second Quarter 2002 Results / Page 4

                    CONCERTO SOFTWARE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)

                                                     Three Months Ended        Six Months Ended
                                                          June 30,                  June 30,
                                                        (Unaudited)               (Unaudited)
                                                        -----------               -----------
                                                     2002         2001         2002          2001
                                                     ----         ----         ----          ----
Product revenue                                    $ 11,544     $ 12,369     $ 22,169      $ 24,273
Service revenue                                      13,160       13,417       25,860        26,445
                                                   --------     --------     --------      --------
   Total revenue                                     24,704       25,786       48,029        50,718
                                                   --------     --------     --------      --------
Cost of product revenue                               2,147        2,171        4,161         4,154
Cost of service revenue                               6,391        7,010       12,732        14,305
                                                   --------     --------     --------      --------
   Total cost of revenue                              8,538        9,181       16,893        18,459
                                                   --------     --------     --------      --------
   Gross profit                                      16,166       16,605       31,136        32,259

Operating expenses:
 Research, development and engineering                3,996        4,966        8,060         9,712
 Selling, general and administrative                 11,585       11,438       22,789        22,803
 Non-recurring merger and integration costs            --           --          3,112          --
 Non-recurring restructuring costs                     --           --          2,030          --
 Amortization of purchased intangible assets            441         --            809          --
                                                   --------     --------     --------      --------
   Total operating expenses                          16,022       16,404       36,800        32,515
                                                   --------     --------     --------      --------
   Income/(loss) from operations                        144          201       (5,664)         (256)
Other income, net                                       183          683          511         1,621
                                                   --------     --------     --------      --------
   Income/(loss) before provision for
     (benefit from) income taxes                        327          884       (5,153)        1,365
Provision for (benefit from) income taxes                82          274       (1,288)          424
                                                   --------     --------     --------      --------
   Net income (loss)                               $    245     $    610     $ (3,865)     $    941
                                                   ========     ========     ========      ========
   Pro forma net income (1)                        $    576     $    610     $    599      $    941
                                                   ========     ========     ========      ========
Earnings (loss) per share:
  Basic                                            $   0.02     $   0.05     $  (0.31)     $   0.07
                                                   ========     ========     ========      ========
  Diluted                                          $   0.02     $   0.05     $  (0.31)     $   0.07
                                                   ========     ========     ========      ========

Pro forma earnings per share (1):
  Basic                                            $   0.05     $   0.05     $   0.05      $   0.07
                                                   ========     ========     ========      ========
  Diluted                                          $   0.05     $   0.05     $   0.05      $   0.07
                                                   ========     ========     ========      ========
Weighted average shares outstanding:
   Basic                                             12,152       12,784       12,440        12,737
                                                   ========     ========     ========      ========
   Diluted                                           12,313       13,218       12,440        13,229
                                                   ========     ========     ========      ========

Pro forma weighted average shares outstanding:
   Diluted                                           12,313       13,218       12,619        13,229
                                                   ========     ========     ========      ========


(1) Pro forma results exclude the non-recurring restructuring and merger and integration costs and the amortization of purchased intangible assets as a result of the acquisition of CellIt on January 14, 2002.

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                Concerto Software Announces Second Quarter 2002 Results / Page 5

                    CONCERTO SOFTWARE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                       June 30,     December 31,
                                                        2002           2001
                                                        ----           ----
                          ASSETS                     (Unaudited)     (Audited)

Current assets:
  Cash and short term investments                     $ 40,988       $ 67,943
  Accounts receivable, net                              16,619         11,007
  Prepaid expenses & other current assets                5,914          5,310
  Deferred tax assets                                    5,161          3,791
                                                      --------       --------

  Total current assets                                  68,682         88,051

Property and equipment, net                              7,380          6,447
Goodwill                                                17,160           --
Purchased intangible assets, net                         6,251           --
Long-term deferred tax asset                             2,382          2,382
Other assets                                               518            276
                                                      --------       --------

                                                      $102,373       $ 97,156
                                                      ========       ========


           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                    $  7,152       $  5,307
  Accrued expenses                                      12,670          8,643
  Current portion of long-term debt                        828           --
  Customer deposits                                      4,908          4,664
  Deferred revenue                                      12,504          8,074
                                                      --------       --------

    Total current liabilities                           38,062         26,688

Long-term debt                                             421           --
                                                      --------       --------
    Total liabilities                                   38,483         26,688

    Total stockholders' equity                          63,890         70,468
                                                      --------       --------

                                                      $102,373       $ 97,156
                                                      ========       ========